Exhibit 10.1

April 29, 2015

Mr. Daniel M. Fitzpatrick

ITT Educational Services, Inc.

13000 N. Meridian Street

Carmel, Indiana 46032

Dear Mr. Fitzpatrick:

This letter agreement (this “Agreement”) is intended to set forth our mutual understanding and agreement regarding your resignation as Executive Vice President and Chief Financial Officer of ITT Educational Services, Inc. (collectively with its subsidiaries, affiliates, successors and assigns, the “Company”) and the transition of your responsibilities in connection with such employment separation.

Accordingly, you and the Company agree as follows:

1. Transition Period; Duties and Responsibilities. You shall remain employed by the Company as its Executive Vice President, Chief Financial Officer (or, if determined by the Company’s Board of Directors (the “Board”), in the position of Special Advisor to a successor Chief Financial Officer or any person authorized by the Company to act in such capacity (the “New CFO”)) during the six-month period immediately following the date hereof; provided, however, that the Company may extend such six-month period in increments of one month each (each a “Extended Month”) up to a maximum of four additional Extended Months by providing you with written notice of such extension at least ten (10) days prior to the end of the then applicable term. Such six month period of time, together with any applicable Extended Months, is referred to as the “Transition Period.” The Company may terminate your employment at any time prior to the end of the Transition Period by providing written notice of termination to you. Your duties during the Transition Period shall consist of your duties as of the date hereof, as well as providing support and assistance to the Board and the Company’s Chief Executive Officer and assisting the Company in its search for a New CFO. You shall devote such time as is necessary for the diligent and faithful performance of your duties and such other matters assigned to you by the Board and the Company’s Chief Executive Officer during the Transition Period. During your employment, you (a) will not, except with the Company’s written consent, engage in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; (b) will not engage, directly or indirectly, in any activity that is competitive with the Company’s business in any respect or make any preparations to engage in any competitive activities; and (c) will not take any action that deprives the Company of any business opportunities or otherwise act in a manner that conflicts with the best interests of the Company or that is detrimental to the business of the Company.

2. Compensation.

(a) During the period you are employed under this Agreement, (1) you shall continue to receive your current cash compensation (including salary and, to the extent applicable, any short-term compensation payment for which you qualify pursuant to written terms of the 2015 Short Term Compensation Parameters (the “STC Parameters”) in the event you remain an employee of the Company and a participant under the terms of STC Parameters as of the payment date of any short-term compensation payable under the STC Parameters)), and (2) you may continue to participate in the Company’s employee benefit plans in which you participate as of the date hereof, provided you continue to satisfy eligible requirements applicable under the written terms of those plans. The only equity-based compensation you shall be entitled to receive during the Transition Period shall be (i) a stock option grant to acquire 15,000 shares of the Company’s common stock, which stock option shall have an exercise price equal to the closing price of a share of the Company’s common stock on the effective grant date and shall vest in thirds on the first, second and third anniversaries of the effective grant date; and (ii) a grant of 6,750 restricted stock units, which shall vest in thirds on the first, second and third anniversaries of the effective grant date, and, in each case, having such other terms and conditions as are set forth in the Company’s standard form of award agreements. The effective grant date for these equity awards will be the third trading day following the date that the Company becomes current in its filings with the Securities and Exchange Commission (the “SEC”) (unless within that three trading day period, the Company again becomes no longer current in its filings with the SEC).

(b) If the Company terminates your employment during the Transition Period other than for Cause (as defined below), you will be entitled to receive a lump sum payable thirty (30) days after your employment termination equal to the base salary that would have otherwise been payable to you during the remainder of the Transition Period had your employment not terminated (the “Severance Payment”). Notwithstanding the foregoing, you shall only be entitled to receive the Severance Payment if you satisfy the Release of Claims requirement described in Section 7 below. For purposes of this Agreement, “Cause” means any action by you involving willful malfeasance or your failure to act involving material nonfeasance that would have a materially adverse effect on the Company. An act or omission shall not be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the action or omission was in the interest of the Company.

3. Separation Date.

(a) Effective as of the termination of your employment for any reason (the “Separation Date”), you shall resign from, and will be deemed to have resigned from, all positions and offices with the Company that you then hold.

(b) Upon the Separation Date, the Company shall pay or provide to you (i) an amount in cash equal to your earned but unpaid base salary through the Separation Date, payable on the next regular payroll date after the Separation Date, (ii) any unreimbursed business expenses as of the Separation Date, payable in accordance with the Company’s expense reimbursement policy, and (iii) your earned and vested amounts, entitlements or benefits (including any deferred compensation) as of the Separation Date determined and payable in accordance with the terms of the applicable plans, programs, arrangements or agreements of the Company. Without limiting the generality of the foregoing, you expressly acknowledge and agree that you are not entitled to receive any severance pay or separation benefits if you voluntarily terminate your employment before the expiration of the Transition Period.

4. Consulting Period.

(a) Provided that you remain employed until the expiration of the Transition Period, or in the event the Company terminates your employment without Cause prior to the expiration of the Transition Period, and in either event subject to your satisfaction of the Release of Claims requirement described in Section 7 below and your compliance with your obligations under Section 5 and Section 6, upon the Separation Date you shall assume the responsibilities of a consultant to the Company performing consulting services (the “Consulting Services”) for the 18 month period immediately following the Separation Date (the “Consulting Period”) in accordance with, and subject to the terms and conditions of, the Consulting Agreement described in Section 4(e) below. For the avoidance of doubt and subject to your obligations pursuant to Section 5 and Section 6, the Company acknowledges and agrees that you will be permitted to seek and/or obtain new employment during the Consulting Period and that the Consulting Services will be performed at such times and in such locations as are reasonably convenient to you, taking into account your other professional and personal commitments. For avoidance of doubt, you shall not be entitled to enter into the Consulting Agreement with the Company if you voluntarily terminate your employment with the Company prior to the expiration of the Transition Period.

(b) During the Consulting Period, any outstanding Company equity-based awards that you hold as of the Separation Date, including but not limited to the equity grants described in Section 2 above, will remain outstanding during the Consulting Period and continue to vest (and, as applicable, remain exercisable) in accordance with their terms so long as you remain available to perform the Consulting Services during the Consulting Period. Provided that you remain available to perform the Consulting Services during the Consulting Period, the last day of the Consulting Period shall be deemed to be the date that your service terminates for purposes of such awards.

(c) For the avoidance of doubt, you and the Company hereby acknowledge that the Separation Date is expected to constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”). In furtherance of the preceding sentence, you and the Company agree that the level of Consulting Services that you will perform after the Separation Date will not exceed the maximum level that is presumed to result in a “separation from service” in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii). Your status during the Consulting Period shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect.

(d) Provided that you remain employed until the expiration of the Transition Period, or in the event the Company terminates your employment without Cause prior to the expiration of the Transition Period, and in either event subject to your satisfaction of the Release of Claims requirement described in Section 7 below and your compliance with your obligations under Section 5 and Section 6, on the next regular payroll date immediately following the date on which the Release (as defined in Section 7) becomes effective and irrevocable, the Company shall pay you a lump-sum payment in cash equal to eighteen (18) times the monthly COBRA premium that, as of the Separation Date, is charged to COBRA qualified beneficiaries for the same coverage options and levels of medical, prescription drug, dental and vision coverage that was in effect for you under the Company’s group health plans (medical, prescription drug, dental and vision) immediately prior to the Separation Date.

(e) Prior to the commencement of the Consulting Period, you and the Company shall enter into a consulting agreement in the form of the Consulting Agreement attached hereto as Exhibit A.

5. Restrictive Covenants.

(a) Non-Disclosure of Confidential Information. (i) You acknowledge that (A) the Company is engaged in a highly competitive business, (B) you have served the Company in an executive capacity, (C) you have had access to and have gained knowledge of substantial trade secrets and confidential information of the Company and (D) the covenants and restrictions contained in this Agreement are reasonably necessary to protect the legitimate interests of the Company.

(ii) For purposes of this Agreement, “Confidential Information” means any and all of the Company’s trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company and its business, including, but not limited to, confidential business methods and processes, research and development information, business plans and strategies, marketing plans and strategies, information pertaining to customers, pricing information, cost information, financial information, personnel information, contract information, data compilations, information received from third parties that the Company is obligated to keep confidential, and information about prospective products or services, whether or not reduced to writing or other tangible medium of expression, including work product created by you in rendering services for the Company.

(iii) You acknowledge that the Confidential Information is a valuable, special and unique asset of the Company. During your employment with the Company and thereafter, you will not use or disclose to others any of the Confidential Information, except (A) in the course of your work for and on behalf of the Company, (B) with the prior written consent of the Company, (C) as required by law or judicial process, provided you promptly notify the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperate with any effort by the Company to obtain a protective order preserving the confidentiality of the Confidential Information or trade secrets, or (D) in connection with your reporting possible violations of law or regulations to any governmental agency or making other disclosures protected under any applicable whistleblower laws. You agree that the Company owns the Confidential Information and you have no rights, title or interest in any of the Confidential Information. Except as otherwise agreed by the Company in writing, upon the Separation Date, you will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in your possession or subject to your custody or control. Your non-disclosure obligations hereunder shall continue as long as the Confidential Information remains confidential, and shall not apply to any information which becomes generally publicly available through no fault or action of your own or others who were under confidentiality obligations with respect to such information.

(b) Non-Competition. (i) During the 18 month period following the Separation Date (the “Restricted Period”), you shall not be employed by, work for, consult with, lend assistance to, or engage in any Competitive Business (as defined below) within the United States (A) in the same or similar capacity or function to that in which you worked for the Company, (B) in any executive or managerial capacity, (C) in any consulting capacity or function or (D) in any other capacity in which your knowledge of the Company’s Confidential Information would facilitate or support your work for the Competitive Business.

(ii) You acknowledge that the foregoing restriction is reasonable given (A) the position in which you have been employed with the Company, (B) the Company’s business is national in scope and (C) you, for or on behalf of a Competitive Business, could compete effectively with the Company from any location in the United States.

(iii) Notwithstanding the restrictions contained in this Section 5(b), if a Competitive Business has multiple divisions, units or segments, some of which are not engaged in providing post-secondary education, you may work for or consult with only that division, unit or segment that is not engaged in providing post-secondary education; provided that (A) you first provide the Company with a written notice describing in reasonable detail your position with and anticipated activities for the Competitive Business, which written notice also includes an assurance that your affiliation with and work for the Competitive Business shall relate only to the non-competitive division, unit or segment and shall not involve any activities that are competitive with the Company, and (B) your affiliation with and/or work for the non-competitive division, unit or segment of the Competitive Business would not likely cause you to inevitably use and/or disclose any Confidential Information.

(iv) For purposes of this Agreement, “Competitive Business” means any for-profit entity that is engaged in the business of providing post-secondary education with annual revenues of at least $100 million and that is competitive with the business of the Company.

(c) Non-Solicitation. (i) During the Restricted Period, you shall not (A) solicit, recruit or attempt to hire or employ any person who is an employee of the Company, (B) assist any person or entity in the recruitment or hiring of any person who is an employee of the Company, (C) urge, induce or seek to induce any person to terminate his or her employment with the Company or (D) advise, suggest to or recommend to any person or entity that it employ or solicit for employment any person who is an employee of the Company.

(ii) During the Restricted Period, you will not urge, induce or seek to induce any of the Company’s customers, independent contractors, subcontractors, consultants, business partners, licensors, licensees, vendors, suppliers or others with whom the Company has a business relationship to terminate their relationship with, or representation of, the Company, or to cancel, withdraw, reduce, limit or in any manner modify any such person’s or entity’s business with, or representation of, the Company.

(d) Non-Disparagement. For a period of thirty-six (36) months following the date hereof, you shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Company or any of its or their respective officers or directors; provided, however, that nothing herein shall prevent you from (A) making or providing any truthful disclosures or information to a governmental agency or entity, including without limitation in connection with a complaint by you against the Company or the investigation of any complaint against the Company or (B) providing any truthful information that may be required by law.

(e) You acknowledge and agree that the covenants contained in this Section 5 prohibit you from engaging in certain activities on your own behalf or on behalf of or in conjunction with any person or entity, regardless of whether you are acting as an employee, owner, independent contractor, consultant or advisor and regardless whether your are acting directly or indirectly.

(f) In the event that you violate any covenant contained in this Section 5, the duration of such covenant shall automatically be extended by the length of time during which you were in violation of such covenant, including, but not limited to, an extension for the period from the date of your first violation until an injunction is entered enjoining such violation.

(g) You agree to the Company filing with the Securities and Exchange Commission a Form 8-K with respect to the termination of your employment with the Company and your resignation as described in Section 1 above, which 8-K shall disclose the fact that such termination has occurred by our mutual agreement in connection with your planned resignation as CFO. Nothing herein shall limit any communication you may have with your legal advisor, nor by the Company with its legal advisor and independent registered audit firm, provided that you and Company, as applicable, will cause them to comply with this Section 5(g). Further, nothing shall limit your duty to respond to any request by the Company’s Board of Directors or a committee thereof, any attorney representing the Company, or in response to a lawfully issued subpoena from a court or agency of competent jurisdiction, provided that in the event you receive such a subpoena you shall provide notice to the Company within two days of receipt thereof to enable the Company to move to quash, or otherwise limit such subpoena. Further, you agree not to oppose any action by the Company in connection with any such subpoena.

(h) Severability. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law; and you and the Company agree that any invalid or unenforceable provision may and will be reformed and applied to the extent needed to avoid that invalidity or unenforceability and in a manner that is as similar as possible to the intent of yourself and the Company (as described in this Agreement) and preserves the essential economic substance and effect of this Agreement.

(i) Injunctive Relief. You acknowledge that any violation of the restrictions contained in this Agreement may give rise to losses or damages for which the Company cannot be reasonably or adequately compensated in an action at law and that such violation may result in irreparable and continuing harm to the Company. Accordingly, you agree that, in addition to any other remedy that the Company may have at law or in equity, the Company shall be entitled to injunctive relief to restrain any violation by you of the restrictions contained in this Agreement.

6. Cooperation. From and after the date hereof, you agree and covenant that if the Company desires you to provide any information or testimony relating to any judicial, administrative or other proceeding involving the Company, you will cooperate in making yourself reasonably available for such purposes and will provide truthful information and/or testimony. Should you be served with a subpoena or notice of deposition in any legal proceeding relating to the Company, you agree to (a) inform the Company immediately of the subpoena or notice of deposition, (b) reasonably cooperate with the Company and its attorneys in responding to such subpoena or notice of deposition and in preparing for any hearings, depositions or other formal process by which evidence is taken or received and (c) provide truthful testimony in response to questions that are within the scope of proper discovery. The Company agrees to reimburse you for all necessary and reasonable out-of-pocket expenses you incur in connection with providing the aforementioned cooperation or responding to a subpoena or notice of deposition. For the avoidance of doubt, with respect to cooperation requested of you, or responding to a subpoena or notice of deposition, you shall be entitled to the advancement of legal fees and expenses, and to your rights to indemnification, as set forth in section 8.

7. Release of Claims. You shall execute irrevocably and deliver to the Company a release of claims in the form attached hereto as Exhibit B (the “Release”) prior to the 21st day after the Separation Date. In the event you do not execute irrevocably and deliver to the Company the Release within such time period, or any proceeding, action, claim or demand is brought in breach of the Release after its execution by you, you shall be deemed to have terminated the Consulting Period and, for the avoidance of doubt, you shall not be entitled to any of the amounts provided in Section 2(b), Section 4(b) and Section 4(d) above and any unvested equity-based compensation awards held by you shall be immediately forfeited.

8. Indemnification. Nothing in this Agreement shall affect your rights to indemnification, or advancement of legal fees and expenses, from the Company under the Company’s articles of incorporation, by laws or existing D&O insurance policies for acts or omissions that occurred or may occur while you were or are an officer of the Company, and you at no time shall have any lesser rights to indemnification/advancement that any director or officer of the Company as may exist from time to time.

9. Return of Company Property. You shall continue to have use of your Company-provided electronic devices and equipment during the Transition Period and, to the extent set forth in the following sentence, the Consulting Period. Upon the expiration of the Consulting Period (or such earlier date as determined by the Company in its sole discretion), you shall promptly return all materials in any form acquired by you as a result of your employment with, or provision of Consulting Services to, the Company, and all property of the Company.

10. Clawback. You acknowledge that the amounts paid to you by the Company, including amounts payable pursuant to this Agreement, may be subject to recoupment or clawback pursuant to the Sarbanes-Oxley Act of 2002, the Dodd–Frank Wall Street Reform and Consumer Protection Act or other applicable law, and you agree to repay such amounts to the extent required thereunder.

11. No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided under this Agreement be reduced by any compensation or benefits earned by you as a result of employment by another employer or by retirement benefits.

12. Reimbursement of Attorney’s Fees for Review of this Agreement. The Company agrees to reimburse you for your reasonable legal fees and costs incurred in retaining legal counsel of your choice to review this Agreement.

13. General Provisions.

(a) Your Representation. You hereby represent and warrant that you are an experienced senior executive knowledgeable about the matters (and their effect) within the purview of this Agreement and are not under any contractual or legal restraint that prevents or prohibits you from entering into this Agreement or performing the duties and obligations described in this Agreement.

(b) Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by you and a person authorized by the Board. Failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term or any other term of this Agreement. This Agreement contains the entire agreement of you and the Company with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between you and the Company, whether written or oral, with respect to the subject matter hereof.

(c) Governing Law; Dispute Resolution. The validity, construction and interpretation of this Agreement and the rights and duties of you and the Company hereunder will be governed by the laws of the State of Indiana without reference to the Indiana choice of law rules. You and the Company agree that any legal action relating to this Agreement, your employment with the Company or the termination of your employment shall be commenced and maintained exclusively before any appropriate state court of record in Hamilton County, Indiana, or in the United States District Court for the Southern District of Indiana, Indianapolis Division; further, you and the Company hereby irrevocably submit to the jurisdiction and venue of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue in any action commenced or maintained in such courts; provided, however, the foregoing shall not affect any applicable right you or the Company may have to remove a legal action to federal court. You and the Company hereby waive, to the fullest extent permitted by applicable law, any right you or it may have to a trial by jury in respect of any dispute arising directly or indirectly out of, under or in connection with this Agreement.

(d) Survival. You and the Company agree that the covenants and promises set forth in this Agreement will survive the termination of this Agreement and continue in full force and effect after this Agreement terminates to the extent that their performance is required to occur after this Agreement terminates.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:

To the most recent address on file with the Company

If to the Company:

ITT Educational Services, Inc.

13000 North Meridian Street

Carmel, IN 46032-1404

Attention: Chairman of the Compensation Committee

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f) Miscellaneous. (i) You may not assign any right or interest to, or in, any payments payable under this Agreement until they have become due from the Company; provided, however, that this prohibition does not preclude you from designating in writing one or more beneficiaries to receive any amount that may be payable after your death and does not preclude the legal representative of your estate from assigning any right under this Agreement to the person or persons entitled to it.

(ii) This Agreement will be binding upon and will inure to your benefit, the benefit of your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and the Company and its successors. The services to be provided by you to the Company hereunder are personal to you, and you shall not have the right to assign this Agreement or any of your rights or obligations under this Agreement.

(iii) The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of the Agreement.

(iv) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent so that no payments made to you under this Agreement or otherwise constitute a deferral of compensation or, if so, will constitute a deferral for which the payment and other terms are compliant with Section 409A so as to avoid imposition of any additional tax to you under Section 409A. Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Agreement may not be reduced by, or offset against, any amount owing by you to the Company. If, at the time of your separation from service (within the meaning of Section 409A), (i) you are a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under this agreement constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Except as specifically permitted by Section 409A, the benefits and reimbursements provided to you under this Agreement during any calendar year shall not affect the benefits and reimbursements to be provided to you under the relevant section of this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Further, reimbursement payments shall be made to you as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.

(v) All payments made to you or on your behalf under this Agreement will be reduced by any amount that the Company is required by law to withhold in advance payment of your federal, state and local income, wage and employment tax liability.

(g) Successors to Company. This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, and any successor will be substituted for the Company under the terms of this Agreement. As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

(h) Authority. The Company represents that it is authorized to enter into and take the actions set forth in this Agreement.

(i) Execution in Counterparts. This Agreement may be executed in counterparts (including by facsimile or by PDF), and by the parties hereto in separate counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed and delivered by each of the parties hereto.

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.

/s/ Kevin M. Modany
NAME: Kevin M. Modany
TITLE: CEO

Date:
4/29/15

Accepted and Agreed to:

/s/ Daniel M. Fitzpatrick
Daniel M. Fitzpatrick

Date:	4/29/15

Exhibit A

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of             , 2015 (“Effective Date”), by and between ITT Educational Services, Inc. (the “Company”), and Daniel M. Fitzpatrick (“Consultant”) (the Company and Consultant will sometimes hereinafter be referred to collectively as the “parties” and singularly as a “party”).

Recitals

A. Consultant has been employed with the Company pursuant to that certain letter agreement dated April 29, 2015 (the “Letter Agreement”). Consultant’s employment with the Company ended on the end of the Applicable Period (the “Employment Termination Date”) as set forth in the Letter Agreement.

B. Consultant possesses valuable confidential information and knowledge regarding the Company’s business.

C. The Company desires to engage Consultant and Consultant desires to be engaged by the Company to render consulting services on an independent contractor basis to assist with an orderly transition of certain business matters Consultant previously was handling as an employee of the Company and certain other consulting services upon the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing recitals, the covenants and promises herein provided, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1. Consulting Services.

a. The Company hereby engages Consultant as an independent contractor to provide business consulting services to the Company, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement. During the Term of this Agreement, Consultant will provide general business consulting services as requested by the Company (the “Consulting Services”).

b. The Company acknowledges and agrees that Consultant will be permitted to provide the Consulting Services to the Company indirectly through a wholly-owned consulting entity; provided that the Consulting Services shall be performed by Consultant personally. Consultant may designate that the consulting fees described in Section 4 below shall be paid to his wholly-owned consulting entity by providing the Company with prior written notice.

c. Except for participation in meetings as may be requested by the Company, Consultant will provide the Consulting Services from any location(s) he chooses.

d. The exact number of days Consultant performs Consulting Services in a given month will vary depending on various factors.

e. Other than the obligations and restrictions expressly contained in this Agreement, nothing contained herein shall prohibit Consultant from performing services for other persons or entities during the term of this Agreement.

f. Consultant agrees to use Consultant’s best efforts in providing the Consulting Services under this Agreement.

g. Consultant shall have sole discretion and responsibility for the selection of procedures, processes, materials, working hours, and other incidents of performance of the Consulting Services under this Agreement. Although the Company may specify the results it desires Consultant to achieve in rendering the Consulting Services and may control Consultant in that regard, the Company shall not have the right or power to exercise the control over Consultant as would indicate or establish that a relationship of employer and employee exists between the Company and Consultant.

h. Consultant agrees, and will ensure, that Consultant’s performance of the Consulting Services under this Agreement will comply with all legal requirements of any kind, including, but not limited to, compliance with all applicable federal, state and/or local laws and regulations.

i. During the Term of this Agreement, Consultant will not (i) engage in any activity, business or employment that is competitive with the business of the Company or any of its affiliates, or (ii) take any action or make any omission that is detrimental to the business of the Company or any of its affiliates.

j. Consultant represents and warrants to the Company that he has no existing obligation or commitment that conflicts with, or would preclude him from performing his responsibilities under, this Agreement, and he agrees not to enter into any such conflicting obligation or commitment.

2. Term. The term of this Agreement shall be for a period of eighteen (18) months commencing as of the Effective Date and ending eighteen (18) months after the end of the Applicable Period (“Expiration Date”), unless terminated earlier in accordance with Section 3 (the “Term”).

3. Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated before the Expiration Date as follows:

a. This Agreement may be terminated at any time by mutual written agreement of the parties.

b. This Agreement shall terminate immediately on the death of Consultant.

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4. Compensation. During the Term, the Company will compensate Consultant on a monthly fee basis at the rate of $34,333.33 per month. The Company shall pay such monthly consulting fee to Consultant within five days of the end of each applicable month during the Term. Such consulting fee shall be prorated for any partial month.

5. Expenses. All expenses and disbursements incurred by the Consultant in connection with the Consultant’s rendering of services under this Agreement will be the sole responsibility of the Consultant; provided, however, the Company will reimburse Consultant, in a manner consistent with the Company’s policy regarding travel and entertainment expense reimbursement, for (a) necessary and reasonable out-of-pocket travel expenses, including without limitation airfare, ground transportation, lodging and meal expenses, incurred by Consultant in rendering services to the Company under this Agreement and (b) any other necessary and reasonable expenses which are approved in advance by the Company. Consultant must submit an itemized written account and receipts acceptable to the Company within sixty (60) days after the expenses have been incurred with respect to any expenses for which Consultant seeks reimbursement.

6. Relationship of Parties. The parties acknowledge and agree that all of the services to be provided by Consultant under this Agreement shall be performed by Consultant as an independent contractor, and not as an employee, agent, partner, or joint venturer of Company. Consultant does not have, nor shall Consultant hold himself out as having any right, power or authority to create any contract or obligation, expressed or implied, on behalf of, in the name of, or binding on the Company unless a duly authorized officer of the Company shall consent thereto in writing. Consultant acknowledges and agrees that Consultant is not eligible to participate in any employee benefit plans or programs of the Company; provided, however, nothing herein is intended to affect Consultant’s vested rights, if any, as a former employee of the Company in any of the Company’s employee benefit plans.

7. Assumption of Risk. The parties acknowledge and agree that the services to be performed by Consultant under this Agreement are to be performed by Consultant at Consultant’s own risk and that Consultant assumes all responsibility for any injuries that may result from Consultant’s performance of services under this Agreement.

8. Taxes. The parties acknowledge and agree that Consultant will be solely and completely responsible for any and all taxes due and owing to any governmental entity or agency (federal, state and/or local) on any monies or compensation received by Consultant from the Company under this Agreement. Consultant will pay all taxes arising from Consultant’s receipt of compensation under this Agreement, including, but not limited to, any self-employment taxes, and shall hold the Company and its officers, directors and employees harmless from any liability arising from Consultant’s failure to comply with the foregoing provisions of this sentence.

9. Company Property and Proprietary Rights. All work performed by the Consultant under this Agreement, and all inventions, discoveries, materials, products and deliverables developed or prepared for the Company by the Consultant under this Agreement (collectively, the “Works”), are the property of the Company and all title and interest therein shall vest in the Company and shall be deemed to be a work made for hire and made in the

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course of the services rendered hereunder. To the extent that title to any such Works may not, by operation of law, vest in the Company or such Works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned by the Consultant to the Company. All such Works shall belong exclusively to the Company, with the Company having the right to obtain and to hold in its own name, patents, copyrights, trademarks, registrations or such other intellectual property protections as may be appropriate to the subject matter, and any extensions and renewals thereof. The Consultant agrees to give the Company and any person designated by the Company, reasonable assistance, at the Company’s expense, required to establish or perfect any intellectual property rights relating to any Works. Consultant acknowledges and agrees that all tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), and electronically created or stored materials that Consultant receives or makes in the course of Consultant’s engagement with the Company are and shall remain the property of the Company. Upon the Company’s request or upon the termination of this Agreement, Consultant shall immediately deliver to the Company all Works and other materials that Consultant created or received in rendering services under this Agreement. Notwithstanding any other provision of this section to the contrary, this section does not apply to an invention for which no equipment, supplies, facility, or Confidential Information of the Company was used and which was developed by Consultant entirely on Consultant’s own time unless: (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Consultant for the Company.

10. Non-Disclosure of Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all of the Company’s trade secrets, confidential and proprietary information and all other non-public information and data of or about the Company or any of its affiliates, including, without limitation, lists of customers, information pertaining to customers, marketing plans and strategies, information pertaining to suppliers, pricing information, engineering and technical information, cost information, data compilations, research and development information, business plans, financial information, personnel information, information received from third parties that the Company has agreed to keep confidential, and information about prospective customers or prospective products and services, whether or not reduced to writing or other tangible medium of expression, including, without limitation, work product created by Consultant in rendering services for the Company. During Consultant’s engagement with the Company and thereafter, Consultant will not use or disclose to others any of the Confidential Information Consultant acquires, receives or creates, except (a) in the performance of work assigned to Consultant by the Company, (b) as authorized in writing by the Company, or (c) as required by law or judicial process, provided Consultant promptly notifies the Company in writing of any subpoena or other judicial request for disclosure involving confidential information or trade secrets, and cooperates with any effort by the Company to obtain a protective order preserving the confidentiality of the confidential information or trade secrets. With respect to any particular Confidential Information that does not constitute a trade secret, Consultant’s confidentiality and non-disclosure obligations under this Agreement shall continue for a period of five (5) years after the termination of Consultant’s engagement with the Company for any reason. With respect to any particular trade secret information, Consultant’s confidentiality and non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. Consultant agrees that the Company owns the Confidential Information and Consultant has no rights, title or interest in any

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of the Confidential Information. At the Company’s request or upon termination of Consultant’s engagement with the Company, Consultant will immediately deliver to the Company any and all materials (including all copies and electronically stored data) containing any Confidential Information in Consultant’s possession, custody or control. Upon termination of Consultant’s engagement with the for any reason, Consultant will, if requested by the Company, provide the Company with a signed written statement disclosing whether Consultant has returned to the Company all materials (including all copies and electronically stored data) containing any Confidential Information previously in Consultant’s possession, custody or control. Notwithstanding any other provision of this Agreement, Consultant’s confidentiality obligations shall not apply to information that becomes generally known to the public through no fault or action of Consultant or others who were under confidentiality obligations with respect to such information.

11. Separation from Service under Section 409A. It is the parties’ intent that the level of services Consultant renders under this Agreement be at a sufficiently low level so as not to negate or otherwise override the “separation from service” that has occurred between Consultant and the Company as of the Employment Termination Date within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulation, 26 C.F.R. § 1.409A-1(h) (collectively “Section 409A”). Accordingly, notwithstanding any other provision or term of this Agreement, in no event will the level of services Consultant performs under this Agreement be more than twenty percent (20%) of the average level of services Consultant performed for the Company over the 36-month period immediately preceding the Employment Termination Date.

12. Severability. The provisions in this Agreement are separate and divisible, and to the extent any provision or portion of this Agreement is determined to be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. If any particular provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, such covenant, provision or portion shall automatically be deemed reformed such that the contested covenant, provision or portion will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so reformed to whatever extent would be reasonable and enforceable under applicable law.

13. Survival of Obligations. Consultant acknowledges and agrees that certain of Consultant’s obligations under this Agreement, including, without limitation, certain of Consultant’s intellectual property and non-disclosure covenant obligations, will survive the termination of this Agreement and Consultant’s engagement, regardless the reason for such termination.

14. Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties and supersedes and cancels all previous written or oral agreements, understandings or representations relating to the Company’s engagement of Consultant to provide services as an independent contractor; provided, however, this Agreement does not affect or supersede the parties’ respective rights and/or obligations under any agreements the parties may have entered into in connection with or in the course of Consultant’s prior employment with the Company, including without limitation the Letter Agreement. This

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Agreement may not be amended, supplemented, or modified except by mutual agreement of the parties memorialized in a written instrument signed by Consultant and a duly-authorized officer of the Company.

15. Successors and Assigns. The Company shall have the right to assign this Agreement to any affiliate or any person or entity that acquires all or substantially all of the business and/or assets of the Company. This Agreement shall inure to the benefit of, and may be enforced by, the Company’s successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization. Consultant shall not have the right to assign or delegate this Agreement nor any of his rights or duties hereunder.

16. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the United States, if federal law is applicable, and the laws of the State of Indiana (without application of its conflict-of-law principles), if state law is applicable. The Company and Consultant agree that any legal action relating to this Agreement shall be commenced and maintained exclusively before any appropriate state court located in Hamilton County, Indiana, or the United States District Court for the Southern District of Indiana, Indianapolis Division; further, the Company and Consultant hereby irrevocably consent and submit to the personal jurisdiction and venue of such courts located in Hamilton County, Indiana, or the United States District Court for the Southern District of Indiana, Indianapolis Division, and waive any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in Hamilton County, Indiana, or the United States District Court for the Southern District of Indiana, Indianapolis Division; provided, however, the foregoing shall not affect any applicable right either party may have to remove a legal action to federal court.

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17. Notices. Any notices provided for under this Agreement shall be in writing and shall be deemed given and effective if delivered personally, sent by nationally recognized overnight courier (such as FedEx), sent by registered or certified mail, return receipt requested, with postage prepaid, at the following respective address (or to such other or further address as a party may hereafter designate by like notice):

If to Consultant:

Daniel M. Fitzpatrick

[Redacted]

[Redacted]

If to Company:

ITT Educational Services, Inc.

Attention: Chief Administrative and Legal Officer

13000 North Meridian Street

Carmel, Indiana 46032

A notice delivered personally shall be deemed delivered and effective as of the date of delivery. A notice sent by overnight courier or overnight express mail shall be deemed delivered and effective the next business day after it is deposited with the postal authority or commercial carrier. A notice sent by certified or registered mail shall be deemed delivered and effective three (3) days after it is deposited with the postal authority.

18. Non-Waiver. The failure of any party to insist in any one or more instances upon the performance of any of the provisions of this Agreement or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights.

19. Negotiated Agreement. This Agreement is the result of negotiations between the parties, and no party shall be deemed to be the drafter of this Agreement. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any party. This Agreement shall be interpreted without any presumption or inference based upon or against the party causing this Agreement to be drafted.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one and the same agreement. Signatures transmitted by facsimile or other electronic means are acceptable the same as original signatures for execution of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement intending it to be effective as of the date first above written.

COMPANY	CONSULTANT

ITT EDUCATIONAL SERVICES, INC.

By:
Daniel M. Fitzpatrick

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Exhibit B

GENERAL RELEASE

I, Daniel M. Fitzpatrick, have entered into the letter agreement dated April 29, 2015 (the “Letter Agreement”) with ITT Educational Services, Inc. (collectively with its subsidiaries, affiliates, successors and assigns, the “Company”). I understand that, under the terms of the Letter Agreement, I will only be able to receive certain payments and benefits (the “Letter Agreement Benefits”) in consideration for my signing and not revoking this General Release (this “Release”).

I hereby acknowledge and agree to the following:

The Company has advised me that (a) I will have 21 days from the date I receive this Release to consider and sign it; (b) if I do not return this signed Release in 21 days, the Company will consider this my refusal to sign, and I will not receive the Letter Agreement Benefits; (c) if I do sign this Release, it will not be effective for a period of seven (7) days, during which time I can change my mind and revoke my signature;(d) to revoke my signature, I must notify the Company in writing within seven (7) days of the date I signed this Release; and (e) this Release will not become binding and effective until the seven-day revocation has expired without my having exercised my right of revocation.

By signing this Release, I am giving up my right to sue ITT Educational Services, Inc. and any and all affiliates, parent companies and subsidiaries, and their past, present, and future officers, directors, employees, and agents (together, the “Releasees”) based upon any act or event occurring prior to my signing this Release. Without limitation, I specifically release the Releasees from any and all claims arising out of my employment and termination of employment, including claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, and any and all federal, state, and local laws.

By signing this Release, I am NOT giving up my right to appeal a denial of a claim for benefits submitted under any health coverage (medical, dental, vision, and prescription drug coverage), life insurance or disability program maintained by the Company, nor am I giving up any claim for benefits under the terms of any pension or retirement plan maintained by the Company. Also, I am not giving up my right to file for unemployment insurance benefits at the appropriate time if I so choose, and my signing of this Release will not affect my rights, if any, to any coverage by workers’ compensation insurance. In addition, this Release will not affect any benefits to which I am entitled under the Letter Agreement or any claim arising out of the enforcement of the Letter Agreement. I also am not giving up any right to indemnification/advancement or directors’ and officers’ liability insurance coverage and benefits to which I am entitled under applicable law, the Company’s articles of incorporation or by-laws or any agreements, or under which I have been covered. I also am not giving up any rights as a shareholder of the Company under applicable law.

My signature below acknowledges that I have read the above, understand what I am signing, and am acting of my own free will. The Company has advised me to consult with an attorney and any other advisors of my choice prior to signing this Release.\

Signature:	Date:
Print Name:

Witness: